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Introduction

In 2001, the Ontario  economy faced a severe test. The impact of the slowdown in the world economy was compounded by the terrorist attacks of September 11, which disrupted our borders and jarred investor and consumer confidence.

This  year,  Ontario's  economy  has  recovered  well.  Economic  growth and job creation  are the fastest  among major  industrialized  countries.  The policies implemented  since 1995 have  contributed  to this  rebound by  reinforcing  the underlying strengths of Ontario's economy.

Since 1995, the Government of Ontario has supported  economic  growth by cutting
taxes,   balancing   the  budget,   paying  down  public   debt,   investing  in
infrastructure and innovation,  delivering public services more efficiently, and reducing  red tape to  remove  barriers  to  private-sector  investment  and job creation. These policies have paid off for the people of Ontario and contributed to the healthy outlook for our economy.

As  in  previous  years,  this  document  examines  Ontario's  current  economic performance  and  prospects and  discusses  the fiscal  setting.  Private-sector forecasters  now anticipate  that the Ontario  economy will grow by 3.5 per cent both this year and next. They expect Ontario's economy, once again, to grow more rapidly than any of the G-7 nations.

With a surplus of $375 million in 2001-02,  Ontario  recorded its third straight balanced budget.  The Province's net debt has been reduced by $4.5 billion prior to the  provisional  adjustment  for the Canada Customs and Revenue Agency error and  accounting  changes.  This  year,  Ontario  is on track to  record a fourth balanced budget.

Section A of this document  discusses  Ontario's Economic  Performance:  Growth,
Jobs and Prosperity.  Section B describes Ontario's Economic Outlook.  Section C presents  Ontario's  Fiscal Plan. Data Tables at the end of the document provide detailed information on all aspects of the Ontario economy.

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                 2002 Ontario Economic Outlook and Fiscal Review
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